Exhibit 99.1

The DIRECTV Group Announces Third Quarter 2009 Results

The DIRECTV Group Free Cash Flow Increases 94% to a Record $643 Million

  Solid revenue growth and cost controls drive Cash Flow Before Interest and Taxes growth of 41% at DIRECTV U.S. to $843 million and 62% at DIRECTV Latin America to $81 million

The DIRECTV Group Grows Revenues 10% to Nearly $5.5 Billion

  Continued strong subscriber growth fuels revenue increase as DIRECTV Latin America and DIRECTV U.S. attain 162,000 and 136,000 net subscriber additions, respectively, in the third quarter

DIRECTV Repurchases $943 Million of Stock in the Quarter Bringing Total Repurchases to $1.6 Billion for the Year

EL SEGUNDO, Calif.--(BUSINESS WIRE)--November 5, 2009--The DIRECTV Group, Inc. (NASDAQ:DTV) today reported that third quarter 2009 revenues increased 10% to $5.47 billion, operating profit before depreciation and amortization1 (OPBDA) increased 8% to $1.35 billion while operating profit increased 4% to $685 million compared to last year’s third quarter. Third quarter net income attributable to The DIRECTV Group increased slightly to $366 million while diluted earnings per share increased 12% to $0.37 compared with the same period last year.

“DIRECTV’s third quarter results are consistent with our goal to drive substantial cash flow growth through a strategy of offering the best television experience to higher quality subscribers,” said Larry Hunter, interim chief executive officer of The DIRECTV Group, Inc. “Fueled by strong top-line growth and cost controls in both our U.S. and Latin American businesses, DIRECTV Group’s free cash flow increased 94% to a record $643 million in the quarter and has grown 32% to over $1.6 billion through the first nine months of 2009.

“In the United States, DIRECTV revenues increased 9% to $4.7 billion due to solid subscriber and ARPU growth. Continued robust demand for our service fueled an 8% increase in gross additions to 1.1 million subscribers and net additions of 136,000 primarily due to the addition of AT&T as a marketing partner and record demand for our industry-leading HD and DVR services.” Hunter continued, “In fact, about two-thirds of new subscribers signed-up for HD and/or DVR services in the quarter representing the highest level in our history. Also in the quarter, DIRECTV U.S. did an excellent job managing costs punctuated by the second consecutive quarter of a sub-$700 cash SAC and only a 1.2% increase in programming costs per subscriber. In addition, cash upgrade and retention costs declined by 7% to $361 million as we tightened up our offers to existing customers while striking a better economic balance between our retention policies and monthly churn rate which increased modestly to 1.72% in the quarter.”

Hunter added, “DIRECTV Latin America also had strong third quarter results highlighted by a 16% increase in revenues to $761 million as net additions more than doubled to 162,000 due to continued strong subscriber growth throughout the region which more than offset the unfavorable impact related to weaker currencies in countries such as Brazil and Argentina. Bottom-line results were also strong in Latin America as cash flow before interest and taxes increased 62% to $81 million in the quarter.”

THE DIRECTV GROUP’S OPERATIONAL REVIEW

The DIRECTV Group Dollars in Millions except Earnings per Common Share	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues	$5,465	$4,981	$15,584	$14,379
Operating Profit Before Depreciation and Amortization(1)	1,348	1,252	3,819	3,791
Operating Profit	685	658	1,811	2,116
Net Income Attributable to The DIRECTV Group	366	363	974	1,189
Diluted Earnings Per Common Share ($)	0.37	0.33	0.97	1.05
Capital Expenditures and Cash Flow
Cash Paid for DIRECTV U.S. Subscriber Leased Equipment - Acquisitions, Upgrade and Retention	231	279	766	805
Cash Paid for Property, Equipment and Satellites	284	257	782	767
Cash Flow Before Interest and Taxes(2)	862	619	2,210	1,954
Free Cash Flow(3)	643	332	1,650	1,249

Third Quarter Review

The DIRECTV Group’s third quarter revenues of $5.47 billion increased 10% over the same period last year principally due to strong subscriber growth at DIRECTV U.S. and DIRECTV Latin America (DTVLA). Operating profit before depreciation and amortization increased 8% to $1.35 billion primarily due to the gross profit associated with the higher revenues, partially offset by higher acquisition costs related to the increase in gross subscriber additions and higher subscriber services costs associated with service quality improvement initiatives at DIRECTV U.S. Also impacting the comparison was an increase in general and administrative expenses primarily due to higher currency-related transaction charges in Venezuela ($48 million in the third quarter of 2009 compared with $17 million in the third quarter of 2008) as a result of DTVLA’s ongoing efforts to repatriate cash from Venezuela. The DIRECTV Group’s operating profit increased 4% to $685 million as the higher OPBDA was partially offset by an increase in depreciation and amortization principally due to capitalization of customer equipment under the DIRECTV U.S. and DIRECTV Latin America lease programs.

Net income attributable to The DIRECTV Group increased 1% compared with the third quarter of last year as the higher operating profit was mostly offset by increased net interest expense due to higher average net debt balances and higher income tax expense principally associated with a tax benefit in the third quarter of 2008 relating to the partial reversal of a valuation allowance on deferred tax assets of Sky Brazil. Diluted earnings per share increased 12% to $0.37 as the higher net income was also favorably impacted by a 12% reduction in average shares outstanding resulting from share repurchases made over the last year.

Cash flow before interest and taxes2 grew 39% to $862 million and free cash flow3 increased 94% to $643 million compared to the third quarter 2008 primarily due to the higher OPBDA and cash provided by working capital changes. Free cash flow was also favorably impacted by lower income taxes paid primarily due to the timing of lower pre-tax earnings and prior-year credits. The quarter also included cash paid for share repurchases of $943 million, the issuance of $2 billion of additional debt ($1 billion of 4 3/4% senior notes due 2014 and $1 billion of 5 7/8% senior notes due 2019), the repurchase of $583 million of 8 3/8% senior notes and the repayment of $30 million under DIRECTV’s senior secured credit facility. The remaining outstanding $327 million of 8 3/8% senior notes was repurchased in October 2009.

Year-to-Date Review

The DIRECTV Group’s first nine months of revenues increased 8% to $15.58 billion principally due to strong subscriber growth at DIRECTV U.S. and DIRECTV Latin America. Operating profit before depreciation and amortization increased slightly to $3.82 billion as the gross profit associated with the higher revenue at both DIRECTV U.S. and DTVLA was offset by higher acquisition costs related to the increase in gross subscriber additions, higher subscriber services costs associated with service quality improvement initiatives, as well as increased upgrade and retention expenses at DIRECTV U.S. Also impacting the comparison was higher general and administrative expenses at DIRECTV Latin America primarily due to $168 million in currency-related transaction charges at Venezuela in the first nine months of 2009 compared with $27 million in the same period of 2008. Operating profit declined 14% to $1.81 billion mostly due to higher depreciation and amortization associated with the capitalization of customer equipment under the DIRECTV U.S. and DIRECTV Latin America lease programs.

Net income attributable to The DIRECTV Group and diluted earnings per share declined 18% and 8%, respectively, compared with the first nine months of 2008 primarily due to the lower operating profit and increased net interest expense due to higher average net debt balances, partially offset by a decline in tax expense principally resulting from lower earnings before tax, as well as a $57 million gain associated with the revaluation of U.S. dollar denominated monetary net-liabilities held by Sky Brazil. In addition, earnings per share were favorably impacted by a 12% decline in the average shares outstanding resulting from share repurchases over the last year.

Cash flow before interest and taxes increased 13% to $2.21 billion and free cash flow increased 32% to $1.65 billion compared to the first nine months of 2008 primarily due to lower working capital requirements and $69 million in dividend payments received, primarily from Sky Mexico. Free cash flow was also favorably impacted by lower income taxes paid primarily due to the timing of lower pre-tax earnings and prior year credits, partially offset by higher net interest paid due to higher average net debt balances. The first nine months of 2009 also included cash paid for share repurchases of $1.61 billion, the issuance of $2 billion of additional debt ($1 billion of 4 3/4% senior notes due 2014 and $1 billion of 5 7/8% senior notes due 2019), the repurchase of $583 million of 8 3/8% senior notes and the repayment of $78 million under DIRECTV’s senior secured credit facility. The remaining outstanding $327 million of 8 3/8% senior notes was repurchased in October 2009.

SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

Third Quarter Review

Net subscriber additions in the quarter declined to 136,000 as an increase in gross additions was more than offset by higher customer disconnects. The 8% increase in gross additions to 1,086,000 in the third quarter was mainly due to marketing of the AT&T/DIRECTV bundle which began in February 2009, as well as higher demand for HD and DVR services. Customer disconnects were higher in the quarter due to a higher monthly churn rate of 1.72% on a larger subscriber base. The increase in the churn rate was primarily due to stricter retention and upgrade policies, as well as more aggressive competitor promotions.

DIRECTV U.S. revenues increased 9% to $4.70 billion in the quarter primarily due to the larger subscriber base and higher ARPU. ARPU of $85.32 increased 2.1% as programming package price increases as well as higher HD and DVR service fees were partially offset by more competitive promotions for both new and existing customers, one less week of NFL Sunday Ticket revenues in the quarter, lower premium movie package buy rates and the expiration of a satellite lease.

	Three Months		Nine Months
DIRECTV U.S. Dollars in Millions except ARPU	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenue	$4,703	$4,324	$13,545	$12,569
Average Monthly Revenue per Subscriber (ARPU) ($)	85.32	83.59	83.09	81.73
Operating Profit Before Depreciation and Amortization(1)	1,179	1,060	3,410	3,335
Operating Profit	611	532	1,660	1,842
Cash Flow Before Interest and Taxes(2)	843	598	2,083	1,819
Free Cash Flow(3)	529	361	1,488	1,090
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	1,086	1,002	3,309	2,860
Average Monthly Subscriber Churn	1.72%	1.64%	1.53%	1.50%
Net Subscriber Additions	136	156	820	560
Cumulative Subscribers	18,441	17,320	18,441	17,320

Third quarter 2009 OPBDA increased 11% to $1.18 billion and operating profit increased 15% to $611 million as the gross profit associated with the higher revenues was mostly offset by higher subscriber acquisition costs primarily related to the increase in gross subscriber additions and higher subscriber services costs associated with service quality improvement initiatives.

DIRECTV Latin America Segment

The DIRECTV Group owns approximately 74% of Sky Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DTVLA, had approximately 1.82 million subscribers as of September 30, 2009 bringing the total subscribers in the region to 6.15 million.

Third Quarter Review

In the third quarter of 2009, DTVLA’s net subscriber additions more than doubled to 162,000 due to a 22% increase in gross additions to 385,000 and a decline in the average monthly churn rate to 1.75%. Gross additions increased principally due to strong subscriber demand across the region, particularly in Brazil, increased demand for HD and DVR services, as well as more attractive customer promotions. Average monthly churn declined in the quarter primarily due to a 57,000 downward subscriber adjustment made in the third quarter of 2008. Excluding the adjustment, churn increased 16 basis points compared to last year primarily due to the impact from continued growth in DTVLA’s pre-paid business. The total number of DIRECTV subscribers in Latin America as of September 30, 2009 increased 16% to 4.33 million compared to 3.73 million as of September 30, 2008.

Revenues for DIRECTV Latin America increased 16% to $761 million in the third quarter principally due to strong subscriber growth over the last year, particularly in Brazil, Argentina and Venezuela. ARPU increased slightly in the quarter to $59.80 primarily due to price increases and higher fees for HD and DVR services mostly offset by unfavorable exchange rates in the region compared to last year, mainly in Brazil and Argentina.

	Three Months		Nine Months
DIRECTV Latin America Dollars in Millions except ARPU	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenue	$761	$658	$2,039	$1,811
Average Monthly Revenue per Subscriber (ARPU) ($)	59.80	59.32	55.25	56.88
Operating Profit Before Depreciation and Amortization(1)	199	208	478	507
Operating Profit	103	142	217	322
Cash Flow Before Interest and Taxes(2)	81	50	244	218
Free Cash Flow(3)	38	12	118	113
Subscriber Data(4) (in 000’s except Churn)
Gross Subscriber Additions	385	315	1,115	1,052
Average Monthly Subscriber Churn	1.75%	2.13%	1.84%	1.85%
Net Subscriber Additions	162	79	438	463
Cumulative Subscribers	4,330	3,734	4,330	3,734

DIRECTV Latin America’s third quarter 2009 OPBDA declined 4% to $199 million as the increased gross profit from the higher revenue was offset by an increase in charges associated with the exchange of Venezuelan currency to U.S. dollars ($48 million in the third quarter of 2009 compared with $17 million in the third quarter of 2008). The charges are a result of DTVLA’s ongoing efforts to repatriate cash from Venezuela. In addition, OPBDA was impacted by higher subscriber acquisition costs mostly due to the increase in gross subscriber additions. Operating profit declined 27% to $103 million due to the lower OPBDA and higher depreciation expenses primarily associated with an increase in basic and advanced product receivers leased over the last year.

CONTACT INFORMATION

Media Contact: Darris Gringeri (212) 205-0882. Investor Relations: (310) 964-0808

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s third quarter 2009 earnings call will be available on the company’s website at www.directv.com/investor. The webcast will begin at 2:00 p.m. ET, today November 5, 2009. Access to the earnings call is also available in the United States by dialing (800) 419-9895 and internationally by dialing (913) 312-0945. The confirmation code is 3646473. There will be no telephonic replay of the earnings call as it will be archived on our website at www.directv.com/investor beginning November 6, 2009.

FOOTNOTES

(1) Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2008 for further discussion of operating profit before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment,” “Cash paid for satellites,” “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and adding back net interest paid and “Cash paid for income taxes.” This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment,” “Cash paid for satellites,” “Cash paid for subscriber leased equipment – subscriber acquisitions,” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America subscriber data exclude subscribers of the Sky Mexico service. Gross and net subscriber additions as well as churn exclude the impact of the migration of approximately 9,000 subscribers to DIRECTV Latin America in the first nine months of 2009, 8,000 migrated from DIRECTV Latin America to Sky Mexico in the first nine months of 2008 as well as the impact of the migration of 6,000 subscribers to DIRECTV Latin America in the third quarter 2009 and 4,000 migrated from DTVLA to Sky Mexico in the third quarter of 2008. Cumulative subscriber totals include the impact of the migrated and acquired subscribers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DIRECTV Latin America operates; foreign currency exchange rates; currency exchange controls; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability of third parties to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

The DIRECTV Group (NASDAQ:DTV) is the world’s leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 18.4 million customers in the United States and over 6.1 million customers in Latin America.

THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$5,465	$4,981	$15,584	$14,379

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,271	2,072	6,404	5,894
Subscriber service expenses	406	339	1,126	952
Broadcast operations expenses	87	97	254	276
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	699	624	2,076	1,780
Upgrade and retention costs	277	268	819	745
General and administrative expenses	377	329	1,086	941
Depreciation and amortization expense	663	594	2,008	1,675
Total operating costs and expenses	4,780	4,323	13,773	12,263

Operating profit	685	658	1,811	2,116

Interest income	9	27	25	64
Interest expense	(101)	(103)	(304)	(248)
Other, net	10	11	67	29

Income before income taxes	603	593	1,599	1,961

Income tax expense	(219)	(195)	(585)	(712)

Net income	384	398	1,014	1,249

Less: Net income attributable to noncontrolling interest	(18)	(35)	(40)	(60)

Net income attributable to The DIRECTV Group, Inc.	$366	$363	$974	$1,189

Basic earnings attributable to
The DIRECTV Group, Inc. per common share	$0.38	$0.33	$0.97	$1.05

Diluted earnings attributable to
The DIRECTV Group, Inc. per common share	$0.37	$0.33	$0.97	$1.05

Weighted average number of common shares outstanding (in millions)
Basic	973	1,106	999	1,131
Diluted	977	1,111	1,003	1,136

THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)
	September 30,	December 31,
ASSETS	2009	2008
Current assets
Cash and cash equivalents	$3,293	$2,005
Accounts receivable, net of allowances of $72 and $50	1,458	1,423
Inventories	234	192
Deferred income taxes	48	68
Prepaid expenses and other	443	356

Total current assets	5,476	4,044
Satellites, net	2,364	2,476
Property and equipment, net	4,153	4,171
Goodwill	3,811	3,753
Intangible assets, net	952	1,172
Investments and other assets	871	923

Total assets	$17,627	$16,539

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,171	$3,115
Unearned subscriber revenues and deferred credits	526	362
Current portion of long-term debt	572	108

Total current liabilities	4,269	3,585
Long-term debt	6,591	5,725
Deferred income taxes	723	524
Other liabilities and deferred credits	1,625	1,749
Commitments and contingencies
Redeemable noncontrolling interest	325	325
Stockholders' equity	4,094	4,631

Total liabilities and stockholders' equity	$17,627	$16,539

THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)
	Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities
Net income	$1,014	$1,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,008	1,675
Amortization of deferred revenues and deferred credits	(38)	(75)
Share-based compensation expense	39	37
Dividends received	69	35
Net foreign currency transaction gains	(57)	-
Deferred income taxes	311	101
Other	2	(6)
Change in other operating assets and liabilities:
Accounts receivable	30	137
Inventories	(34)	(37)
Prepaid expenses and other	(61)	(70)
Accounts payable and accrued liabilities	(174)	(412)
Unearned subscriber revenue and deferred credits	147	136
Other, net	(58)	51
Net cash provided by operating activities	3,198	2,821
Cash Flows From Investing Activities
Cash paid for property and equipment	(1,508)	(1,480)
Cash paid for satellites	(40)	(92)
Investment in companies, net of cash acquired	(30)	(203)
Other, net	11	37
Net cash used in investing activities	(1,567)	(1,738)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	1,990	2,490
Debt issuance costs	(12)	(19)
Repayment of long-term debt	(661)	(35)
Repayment of other long-term obligations	(85)	(92)
Capital contribution	-	160
Common shares repurchased and retired	(1,613)	(1,790)
Stock options exercised	33	100
Excess tax benefit from share-based compensation	5	8
Net cash (used in) provided by financing activities	(343)	822
Net increase in cash and cash equivalents	1,288	1,905
Cash and cash equivalents at beginning of the period	2,005	1,083
Cash and cash equivalents at the end of the period	$3,293	$2,988

Supplemental Cash Flow Information
Cash paid for interest	$274	$201
Cash paid for income taxes	311	568

THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
DIRECTV U.S.
Revenues	$4,703	$4,324	$13,545	$12,569
Operating profit before depreciation and amortization (1)	1,179	1,060	3,410	3,335
Operating profit before depreciation and amortization margin (1)	25.1%	24.5%	25.2%	26.5%
Operating profit	$611	$532	$1,660	$1,842
Operating profit margin	13.0%	12.3%	12.3%	14.7%
Depreciation and amortization	$568	$528	$1,750	$1,493
Capital expenditures	357	418	1,142	1,240

DIRECTV LATIN AMERICA
Revenues	$761	$658	$2,039	$1,811
Operating profit before depreciation and amortization (1)	199	208	478	507
Operating profit before depreciation and amortization margin (1)	26.1%	31.6%	23.4%	28.0%
Operating profit	$103	$142	$217	$322
Operating profit margin	13.5%	21.6%	10.6%	17.8%
Depreciation and amortization	$96	$66	$261	$185
Capital expenditures	158	110	405	322

CORPORATE and OTHER
Revenues	$1	$(1)	$-	$(1)
Operating loss before depreciation and amortization (1)	(30)	(16)	(69)	(51)
Operating loss	(29)	(16)	(66)	(48)
Depreciation and amortization	(1)	-	(3)	(3)
Capital expenditures	-	8	1	10

TOTAL
Revenues	$5,465	$4,981	$15,584	$14,379
Operating profit before depreciation and amortization (1)	1,348	1,252	3,819	3,791
Operating profit before depreciation and amortization margin (1)	24.7%	25.1%	24.5%	26.4%
Operating profit	$685	$658	$1,811	$2,116
Operating profit margin	12.5%	13.2%	11.6%	14.7%
Depreciation and amortization	$663	$594	$2,008	$1,675
Capital expenditures	515	536	1,548	1,572

(1) See footnote 1 above.

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$4,703	$4,324	$13,545	$12,569

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	1,998	1,841	5,668	5,216
Subscriber service expenses	338	296	946	839
Broadcast operations expenses	70	71	206	197
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	621	565	1,871	1,602
Upgrade and retention costs	266	260	785	724
General and administrative expenses	231	231	659	656
Depreciation and amortization expense	568	528	1,750	1,493
Total operating costs and expenses	4,092	3,792	11,885	10,727

Operating profit	611	532	1,660	1,842

Interest income	1	9	4	31
Interest expense	(85)	(94)	(254)	(222)
Other, net	(19)	1	(13)	2

Income before income taxes	508	448	1,397	1,653

Income tax expense	(197)	(182)	(539)	(653)

Net income	$311	$266	$858	$1,000

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)
	September 30,	December 31,
ASSETS	2009	2008
Current assets
Cash and cash equivalents	$2,381	$1,149
Accounts receivable, net of allowances of $46 and $32	1,304	1,308
Inventories	223	182
Deferred income taxes	12	46
Prepaid expenses and other	324	261

Total current assets	4,244	2,946
Satellites, net	1,891	1,980
Property and equipment, net	3,116	3,348
Goodwill	3,167	3,189
Intangible assets, net	623	871
Other assets	204	212

Total assets	$13,245	$12,546

LIABILITIES AND OWNER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,437	$2,582
Unearned subscriber revenues and deferred credits	454	316
Current portion of long-term debt	572	108

Total current liabilities	3,463	3,006
Long-term debt	6,591	5,725
Deferred income taxes	480	405
Other liabilities and deferred credits	671	763
Commitments and contingencies
Owner’s equity	2,040	2,647

Total liabilities and owner’s equity	$13,245	$12,546

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)
	Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities
Net income	$858	$1,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,750	1,493
Amortization of deferred revenues and deferred credits	(38)	(75)
Share-based compensation expense	31	31
Deferred income taxes	182	36
Other	15	10
Change in other operating assets and liabilities:
Accounts receivable	53	139
Inventories	(33)	(35)
Prepaid expenses and other	(62)	(17)
Accounts payable and accrued liabilities	(196)	(431)
Unearned subscriber revenue and deferred credits	134	121
Other, net	(64)	58
Net cash provided by operating activities	2,630	2,330
Cash Flows From Investing Activities
Cash paid for property and equipment	(336)	(343)
Cash paid for subscriber leased equipment - subscriber acquisitions	(445)	(432)
Cash paid for subscriber leased equipment - upgrade and retention	(321)	(373)
Cash paid for satellites	(40)	(92)
Investment in companies, net of cash acquired	(11)	(97)
Other	-	4
Net cash used in investing activities	(1,153)	(1,333)
Cash Flows From Financing Activities
Cash proceeds from debt issuance	1,990	2,490
Debt issuance costs	(12)	(19)
Repayment of long-term debt	(661)	(35)
Repayment of other long-term obligations	(66)	(79)
Cash dividends to Parent	(1,500)	(2,600)
Excess tax benefit from share-based compensation	4	7
Net cash used in financing activities	(245)	(236)
Net increase in cash and cash equivalents	1,232	761
Cash and cash equivalents at beginning of the period	1,149	802
Cash and cash equivalents at end of the period	$2,381	$1,563

Supplemental Cash Flow Information
Cash paid for interest	$224	$175
Cash paid for income taxes	375	585

Non-GAAP Financial Measure Reconciliation Schedules
(Unaudited)

The DIRECTV Group
Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit*
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in Millions)
Operating Profit Before Depreciation and Amortization	$1,348	$1,252	$3,819	$3,791
Subtract: Depreciation and amortization expense	663	594	2,008	1,675
Operating Profit	$685	$658	$1,811	$2,116

*For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is expected to be filed with the SEC in November 2009.

The DIRECTV Group
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$862	$619	$2,210	$1,954
Adjustments:
Cash paid for interest	(73)	(77)	(274)	(201)
Interest income	9	27	25	64
Income taxes paid	(155)	(237)	(311)	(568)
Subtotal - Free Cash Flow	643	332	1,650	1,249
Add Cash Paid For:
Property and equipment	506	521	1,508	1,480
Satellites	9	15	40	92
Net Cash Provided by Operating Activities	$1,158	$868	$3,198	$2,821

DIRECTV Latin America
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$81	$50	$244	$218
Adjustments:
Cash paid for interest	(16)	(10)	(48)	(29)
Interest income	7	7	19	18
Income taxes paid	(34)	(35)	(97)	(94)
Subtotal - Free Cash Flow	38	12	118	113
Add Cash Paid For:
Property and equipment	158	110	405	322
Net Cash Provided by Operating Activities	$196	$122	$523	$435

(2) and (3) - See footnotes of this earnings release above.

DIRECTV HOLDINGS LLC (DIRECTV U.S.)
Non-GAAP Financial Measure Reconciliation and SAC Calculation
(Unaudited)

Reconciliation of Pre-SAC Margin* to Operating Profit
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in Millions)
Operating Profit	$611	$532	$1,660	$1,842
Adjustments:
Subscriber acquisition costs (expensed)	621	565	1,871	1,602
Depreciation and amortization expense	568	528	1,750	1,493
Cash paid for subscriber leased equipment - upgrade and retention	(95)	(128)	(321)	(373)
Pre-SAC margin*	$1,705	$1,497	$4,960	$4,564
Pre-SAC margin as a percentage of revenue*	36.3%	34.6%	36.6%	36.3%

Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to
Net Cash Provided by Operating Activities
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$843	$598	$2,083	$1,819
Adjustments:
Cash paid for interest	(57)	(68)	(224)	(175)
Interest income	1	9	4	31
Income taxes paid	(258)	(178)	(375)	(585)
Subtotal - Free Cash Flow	529	361	1,488	1,090
Add Cash Paid For:
Property and equipment	117	124	336	343
Subscriber leased equipment - subscriber acquisitions	136	151	445	432
Subscriber leased equipment - upgrade and retention	95	128	321	373
Satellites	9	15	40	92
Net Cash Provided by Operating Activities	$886	$779	$2,630	$2,330

(2) and (3) - See footnotes of this earnings release above.

* Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to  “Operating Profit” from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures.  To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

SAC Calculation
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in Millions, Except SAC Amounts)
Subscriber acquisition costs (expensed)	$621	$565	$1,871	$1,602
Cash paid for subscriber leased equipment - subscriber acquisitions	136	151	445	432
Total acquisition costs	$757	$716	$2,316	$2,034
Gross subscriber additions (000's)	1,086	1,002	3,309	2,860
Average subscriber acquisition costs-per subscriber (SAC)	$697	$715	$700	$711

CONTACT:
The DIRECTV Group, Inc.
Media Contact: Darris Gringeri, 212-205-0882
Investor Relations: 310-964-0808